EXHIBIT 99.1

[Emageon Logo]

Contacts:	W. Randall Pittman, Emageon	Susan Noonan, The SAN Group, LLC
	205.980.7551	212.966.3650

Emageon Reports 2005 First Quarter Financial Results

Revenue Increased 59% over First Quarter of 2004

BIRMINGHAM, AL — (April 28, 2005) - Emageon Inc. (NASDAQ:EMAG) today reported financial results for the quarter ended March 31, 2005.

Revenue for the quarter ended March 31, 2005 was $11.3 million compared with $7.1 million in the first quarter of 2004, representing a 59% increase.

Emageon recorded positive cash flow from operations of $3.1 million during the first quarter of 2005, an improvement over the first quarter of 2004 when the company had cash flow from operations of $0.4 million. The net loss in the first quarter of 2005 was $4.8 million, as compared to a net loss of $3.6 million in the first quarter of 2004. The net loss per share in the first quarter of 2005 calculated using generally accepted accounting principles (GAAP) was $0.42 per share; however, the net loss per share was $0.24 per share on a pro forma basis as if the initial public offering of Emageon’s common stock had been completed at the beginning of the quarter (see detailed reconciliation below).

“Our financial results for the first quarter were right on target,” said Chuck Jett, Chairman and CEO of Emageon. “This was a transformational quarter for Emageon, as we successfully completed our IPO and raised $67.5 million of new capital to fund our growth initiatives. We also executed successfully on our two main growth strategies: establishing new relationships with more large hospital networks, as evidenced by our new 10 year agreement with Sisters of St. Francis Health Services, and further expanding our relationships with the more than 250 hospitals owned by our current hospital network customers.”

Emageon will host a conference call for investors on April 28, 2005 at 5:00 p.m. EDT to discuss these financial results. This call is being webcast by Thomson/CCBN and can be accessed at Emageon’s Web site at http://investor.emageon.com. The dial-in number for the call is 800-329-9097 (international 617-614-4929) and the pass code is 87789541. Replay is available from 7:00 p.m. EDT, 04/28/2005 until 05/08/2005 at 888-286-8010 (international 617-801-6888) and pass code 154217703.

This press release contains forward-looking statements about Emageon which represent the Company’s current views with respect to, among other things, future events and financial performance. Any forward-looking statements contained in this press release are based on Emageon’s historical performance and on current plans, beliefs and expectations. Actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various risks, uncertainties and other factors beyond our control. These risks, uncertainties and other factors include, among others, the risk that we may not compete successfully against larger competitors, risks associated with our history of operating losses, the risk that we may not manage our growth effectively, risks associated with our reliance on continuing relationships with large customers, the risk of significant product errors or product failures, our reliance on reseller arrangements for important components of our solution, the risk that we may not respond effectively to changes in our industry, our customers’ reliance on third party reimbursements, and the potential impact on our business of FDA regulations and other applicable health care regulations. Additional information concerning these and other factors that could affect Emageon’s financial and operating results may be found under the heading “Risk Factors” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission on March 31, 2005. Emageon undertakes no obligation to update these forward-looking statements or any other information provided in this press release except as may be required by law.

About Emageon

Emageon provides an enterprise-level advanced visualization and infrastructure solution for the clinical analysis and management of digital medical images within multi-hospital networks, community hospitals and diagnostic imaging centers. Emageon’s web-enabled software provides physicians in multiple medical specialties with dynamic tools to manipulate and analyze images in two and three dimensions. With these tools physicians have the ability to better understand internal anatomic structure and pathology, which can improve clinical diagnoses, disease screening and therapy planning. Emageon’s open standards-based solution is designed to help customers improve staff productivity, automate complex medical imaging workflow, lower total cost of ownership and provide better service to physicians and patients.

Unaudited Statements of Operations

	Quarter Ended March 31
	2004	2005	% Change
Revenue:
System sales	$4,909,043	$7,719,033	57%
Support services	2,208,025	3,617,289	64%

Total revenue	7,117,068	11,336,322	59%
Cost of revenue:
System sales	3,489,291	4,823,021	38%
Support services	2,279,070	3,083,346	35%

Total cost of revenue	5,768,361	7,906,367	37%

Gross profit	1,348,707	3,429,955	154%
Operating expenses:
Research and development	1,269,043	2,384,728	88%
Sales and marketing	1,737,592	2,689,483	55%
General and administrative	1,741,767	2,555,199	47%

Total operating expenses	4,748,402	7,629,410	61%

Operating loss	(3,399,695)	(4,199,455)	(24)%
Interest expense, net	192,333	618,637	222%

Net loss	$(3,592,028)	$(4,818,092)	(34)%

Net loss per share	$(1.48)	$(0.42)

Weighted average common stock outstanding	2,430,648	11,531,986

The following table presents Emageon’s pro forma net loss per share, a non-GAAP financial measurement, calculated as if our initial public offering had been completed as of the beginning of each period presented. The table illustrates the adjustments made to the weighted average shares of common stock outstanding set forth above in order to determine the pro forma common shares outstanding for each period. The pro forma net loss per share presented for each period was calculated by dividing the net loss for such period set forth above by the pro forma common shares outstanding, determined as shown below.

	Quarter Ended March 31
	2004	2005
Weighted average shares outstanding	2,430,648	11,531,986
Effect of conversion of preferred stock	10,827,403	5,301,223
Effect of required exercise of warrants	441,139	262,573
Effect of escrowed common stock released upon completion of IPO	427,710	83,625
Effect of issuance of common stock in IPO (including overallotment shares)	5,750,000	2,844,444

Total pro forma shares outstanding	19,876,900	20,023,851

Pro forma net loss per share	$(0.18)	$(0.24)

We believe that the pro forma net loss per share non-GAAP financial measure provides an additional meaningful measure of operating performance. By reflecting the Company’s current capital structure, we believe the pro forma net loss per share calculation enhances an overall understanding of the Company’s current and historical financial performance, in light of its current capital structure. We also believe the inclusion of this non-GAAP financial measure enhances the consistency and comparability of reported financial results and will enable investors to more thoroughly evaluate our current and future performance compared to past performance. However, this information will necessarily differ from comparable information that may be provided by other companies and should not be considered in isolation or as an alternative to the Company’s operating and other financial information as determined under U.S. generally accepted accounting principles.

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